UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

FORM 5

/      /  Check this box if no longer subject to Section 16, Form 4 or Form 5 obligations may continue.  See Instruction 1(b)
/      /  Form 3 Holdings Required
/      /  Form 4 Transactions Required

(Print or Type Responses)
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1.  NAME AND ADDRESS OF REPORTING PERSON*
Donahue                       John                    C.
(LAST)                        (FIRST)                 (MIDDLE)
c/o Federated Investors, Inc.
Federated Investors Tower

(STREET)

Pittsburgh                    PA                      15222-3779
(CITY)                        (STATE)                 (ZIP)
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2.  ISSUER NAME AND TICKER OR TRADING SYMBOL

      Federated Investors, Inc.                FII

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3.  I.R.S. IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)


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4.  STATEMENT FOR MONTH/YEAR

      2000

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5.  IF AMENDMENT, DATE OF ORIGINAL (MONTH/YEAR)

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6.  RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER

(CHECK ALL APPLICABLE)

___X_____ Director            _______ 10% Owner
___X_____ Officer (give title below)      ________ Other (specify below)
      PRESIDENT AND CHIEF EXECUTIVE OFFICER

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7.  INDIVIDUAL OR JOINT/GROUP REPORTING (CHECK APPLICABLE LIMIT)
___X____  Form filed by One Reporting Person
_______  Form filed by More than One Reporting Person*
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

                 TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,, DISPOSED OF, OR BENEFICIALLY OWNED

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1. Title of     2.         3.            4.  Securities Acquired   5.  Amount of    6.  Ownership  7.  Nature
   Security     Transaction   Transaction   (A) or Disposed of     Securities       Form:  Direct  of Indirect
   (Instr. 3)   Date          Code          (D) (Instr. 3, 4, and  Beneficially     (D) or         Beneficial
                (Mon/day/year)(Instr. 8)    5)                     Owned at End of  Indirect (I)   Ownership
                                                                   Month            (Instr. 4)     (Instr. 4)
                                                                   (Instr. 3 and 4)
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                           Code   V      Amount   (A) or   Price
                                                     (D)
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person,  see Instruction 4(b)(v).


FORM 5 (continued)
                           TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                               (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.  Title of           2.            3.              4.  Transaction     5.  Number of    6.  Date
Derivative Security    Conversion    Transaction        Code             Derivative       Exercisable and
(Instr. 3)             or Exercise   Date               (Instr. 8)       Securities       Expiration Date
                       Price of      (Month/Day/Year)                    Acquired (A) or  (Month/Day/Year)
                       Derivative                                        Disposed of (D)
                       Security                                          (Instr. 3, 4,
                                                                         and 5)
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                                                     Code     V          (A)       (D)    Date
                                                                                          ExercisableExpiration
                                                                                                     Date

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Stock Option (right    $24.88        7/18/2000       A                   100,000          6/30/20106/30/2011
to purchase) Class B
Common Stock

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Stock Option (right    $27.50        7/18/2000       A                   100,000          6/30/20106/30/2011
to purchase) Class B
Common Stock

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Stock Option (right    $30.00        7/18/2000       A                   100,000          6/30/20106/30/2011
to purchase) Class B
Common Stock

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Stock Option (right    $32.50        7/18/2000       A                   100,000          6/30/20106/30/2011
to purchase) Class B
Common Stock

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Stock Option (right    $35.00        7/18/2000       A                   100,000          6/30/20106/30/2011
to purchase) Class B
Common Stock

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7.  Title and Amount of Underlying   8.  Price of    9.  Number of      10.  Ownership    11.  Nature of
Securities (Instr. 3 and 4)          Derivative      derivative         Form of           Indirect
                                     Security        Securities         Derivative        Beneficial
                                     (Instr. 5)      Beneficially       Security:         Ownership
                                                     Owned at End of    Direct (D) or     (Instr. 4)
                                                     Month (Instr. 4)   indirect (I)
                                                                        (Instr. 4)
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Title                  Amount or
                       Number of
                       Shares

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Stock Option (right    100,000                       100,000            D
to purchase) Class B
Common Stock

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Stock Option (right    100,000                       100,000            D
to purchase) Class B
Common Stock

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Stock Option (right    100,000                       100,000            D
to purchase) Class B
Common Stock

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Stock Option (right    100,000                       100,000            D
to purchase) Class B
Common Stock

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Stock Option (right    100,000                       100,000            D
to purchase) Class B
Common Stock

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

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal
     Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure. Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

/S/  JOHN C. DONAHUE                2-9-2001
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**Signature of Reporting Person                            Date